Exhibit 10.2

FORM OF OPTION CERTIFICATE

Optionee:

This Option and any securities issued upon exercise of this Option are subject to restrictions on transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among Dunkin’ Brands Group Holdings, Inc., certain of its subsidiaries, and certain investors, dated as of March 1, 2006, as amended from time to time (the “Stockholders Agreement”). This Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein.

DUNKIN’ BRANDS GROUP HOLDINGS, INC.

STOCK OPTION

CERTIFICATE

This stock option is granted by Dunkin’ Brands Group Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2006 Executive Incentive Plan, as amended from time to time (the “Plan”), and the terms of this certificate (the “Agreement”). For the purpose of this Agreement, the “Grant Date” shall mean [            ], 2010.

1.	Grant of Option. This Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the number of shares of Class A Common Stock of the Company, par value $.001 per share (the “Shares”), as set forth below:

(a)	[ ] Shares at $0.66 per Share (the “Tranche 4 Option Shares”);

(b)	[ ] Shares at $0.66 per Share (the “Tranche 5 Option Shares”)

The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, as amended (the “Code”) and is granted to the Optionee in connection with the Optionee’s employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.	Vesting. The Option, unless earlier terminated, will become vested and exercisable with respect to the Shares as follows.

(a)	Tranche 4. The Option will vest and become exercisable (i) with respect to 20% of the Tranche 4 Option Shares on [the first anniversary of][1] the Grant Date and

[1]	Note: Include bracketed language for those grants which have initial vesting on first anniversary of Grant Date, rather than on Grant Date.

20% of the Tranche 4 Option Shares on each [subsequent] anniversary of the Grant Date until the Option is vested with respect to 100% of the Tranche 4 Option Shares and (ii) upon a Change of Control, if earlier, with respect to 50% of the Tranche 4 Option Shares as to which the Option is not then vested, and with respect to the remaining Tranche 4 Option Shares, on the first anniversary of such Change of Control, in each case with respect to each of clause (i) and (ii), subject to the Optionee remaining in continuous Employment on the applicable vesting date.

(b)	Tranche 5. At any time, the portion of the Option that has vested and become exercisable with respect to the Tranche 5 Option Shares shall be equal to the Eligibility Percentage multiplied by the Performance Percentage multiplied by the number of Tranche 5 Option Shares.

(i)

The Eligibility Percentage (the “Eligibility Percentage”) shall start at [zero][2] and (i) shall increase to [20%][2] on the first anniversary of the Grant Date and shall increase an additional 20% on each subsequent anniversary of the Grant Date until the Eligibility Percentage shall equal 100%, and (ii) upon a Change of Control, if earlier, the Eligibility Percentage shall increase by an amount equal to fifty percent of the difference between 100% and the Eligibility Percentage immediately prior to such Change of Control and shall increase to 100% on the first anniversary of such Change of Control, in each case with respect to each of clause (i) and (ii), subject to the Optionee remaining in continuous Employment on the applicable vesting date.

(ii)	The Performance Percentage (the “Performance Percentage”) shall start at zero. If at any time the Investor Group sells Investor Shares (an “Investor Liquidity Event”) and after giving effect to such event, the Proportional Returned Multiple of Money is equal to or greater than 2.00, as determined by the Board in good faith, then the Performance Percentage shall increase to equal the Sponsor Liquidated Percentage as of such time, subject to the Optionee remaining in continuous Employment on the date of such determination.

(iii)	Notwithstanding the foregoing, the Performance Percentage shall increase to 100% when the Investor Group Multiple of Money is first equal to at least 2.00, as determined by the Board in good faith, subject to the Optionee remaining in continuous Employment on the date of such determination.

(iv)	The Performance Percentage shall not be decreased during the term of the Optionee’s continuous Employment even if following a subsequent

[2]	For those grants which have initial time-based vesting on Grant Date, rather than on the first anniversary of the Grant Date, change bracketed numbers to 20% and 40%, respectively.

Investor Liquidity Event the Proportional Returned Multiple of Money falls below 2.00.

3.	Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4.	Other Agreements. Optionee acknowledges and agrees that the Shares received upon exercise of this Option shall be subject to the Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Agreement, Optionee hereby becomes a party to and bound by the Stockholders Agreement as a Manager (as such term is defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person.

5.	Legends. Certificates evidencing any Shares issued upon exercise of the Option granted hereby may bear any legends which may be required by the Stockholders Agreement.

6.	Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes.

7.	Nontransferability of Option. Except as provided below, this Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee. Subject to the Stockholders Agreement, this Option shall be transferable to the extent permitted by Rule 701 under the Securities Act of 1933, as amended.

8.	Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan.

9.	Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

10.	Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of the Plan shall control.

11.	Definitions. The initially capitalized term Optionee shall have the meaning set forth on the first page of this Agreement; except as otherwise provided below, initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the Investor Group owns capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investor Group and their respective Affiliated Funds, excluding, in any case referred to in clause (a) or (b) the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

The terms “Affiliated Funds”, “Commission”, “Exchange Act”, “Initial Public Offering” and “Investor Group” shall have the meanings set forth in the Stockholders Agreement.

“Investor Group Multiple of Money” shall mean a fraction equal to (i) the aggregate amount received in cash by the Investor Group whether in sales of, distributions or dividends in respect of their Investor Shares divided by (ii) the initial purchase price paid by the Investor Group to the Company for all Investor Shares.

“Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investor Group in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

“Proportional Returned Multiple of Money” shall mean a fraction equal to (i) the aggregate amount received in cash by the Investor Group in Investor Liquidity Events and in dividends or distributions in respect of Investor Shares that have been sold in Investor Liquidity Events divided by (ii) the initial purchase price paid by the Investor Group to the Company for all Investor Shares that have been sold in Investor Liquidity Events.

“Sponsor Liquidated Percentage” shall mean a fraction equal to (i) the number of Investor Shares sold divided by (ii) the total number of Investor Shares.

12.	Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.	General. For purposes of this Option and any determinations to be made by the Administrator hereunder, the determinations by the Administrator shall be binding upon the Optionee and any transferee.

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IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

DUNKIN’ BRANDS GROUP HOLDINGS, INC.

By:
Name:
Title:

Dated:

Acknowledged and Agreed: